EXHIBIT 99.1

James W. Lokey Appointed to Community West Bancshares Board of Directors

GOLETA, Calif., June 29, 2015 (GLOBE NEWSWIRE) -- Community West Bancshares (NASDAQ:CWBC), the parent company (the Company) of Community West Bank (the Bank), today announced that James W. Lokey has been appointed to its Board of Directors and to the Board of Directors of Community West Bank, the Company's wholly owned subsidiary.

"James is exceedingly well known and highly respected," said William Peeples, Chairman of the Board. "He will be a tremendous asset to our Board as we continue our expansion into the San Luis Obispo County community. We look forward to the addition of his valuable insight and experience."

Mr. Lokey has more than 42 years of bank management experience including Chairman of the Board and Chief Executive Officer of Mission Community Bancorp (2010-2014); President of Rabobank, N.A. (2007-2009); President and Chief Executive Officer of Mid-State Bank & Trust (2000-2007); President and Chief Executive Officer of Downey Savings (1997-1998); Executive Vice President of First Interstate Bank/Wells Fargo Bank (1973-1996) and Past Chairman of California Bankers Association.

He has significant ties in the communities of the Central Coast, including serving as a member of the President's Cabinet at Cal Poly State University in San Luis Obispo; a Director of Cal Poly Corporation and Chairman of its investment committee; and Director of French Hospital Medical Center. Since retiring in 2014, Mr. Lokey has been active as a consultant and featured speaker regarding director education, enterprise risk management and mergers and acquisitions.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

CONTACT: Martin E. Plourd
         President/CEO
         805.692.4382
         www.communitywestbank.com